EXHIBIT 99.3

NAMED EXECUTIVE OFFICER 2006 BASE SALARIES

Mr. Scarborough	$950,000
Mr. Cortney	$800,000
Mr. Krah	$365,000
Mr. Stowell	$365,000
Ms. Wade	$365,000

NAMED EXECUTIVE OFFICER 2006 BONUSES

Stephen J. Scarborough	Mr. Scarborough will receive a bonus equal to 2-1/4% of the Company’s 2006 pre-tax income pursuant to the Company’s Amended Management Incentive Bonus Plan. Subject to shareholder approval, 80% of the bonus will be payable in cash and 20% will be payable in shares of Company common stock.

Michael C. Cortney	Mr. Cortney will receive a bonus equal to 1-1/2% of the Company’s 2006 pre-tax income pursuant to the Company’s Amended Management Incentive Bonus Plan. Subject to shareholder approval, 80% of the bonus will be payable in cash and 20% will be payable in shares of Company common stock.

Douglas C. Krah[1]	Mr. Krah will, subject to a threshold and a cap, receive a bonus based upon the Company’s Northern California Region’s 2006 pre-tax income pursuant to the Company’s 2005 Stock Incentive Plan. Bonus amounts in excess of a specified cash maximum will be payable in shares of Company common stock.

Scott D. Stowell[1]	Mr. Stowell will, subject to a threshold and a cap, receive a bonus based upon the Company’s Southern California Region’s 2006 pre-tax income pursuant to the Company’s 2005 Stock Incentive Plan. Bonus amounts in excess of a specified cash maximum will be payable in shares of Company common stock.

Kathleen R. Wade[1]	Ms. Wade will, subject to a threshold and a cap, receive a bonus based upon the Company’s Southwest Region’s (excluding the Austin and Las Vegas divisions) 2006 pre-tax income pursuant to the Company’s 2005 Stock Incentive Plan. Bonus amounts in excess of a specified cash maximum will be payable in shares of Company common stock.

[1]	Attached hereto is the form of compensation letter the Company utilizes with each of its Regional Presidents, including Mr. Krah, Mr. Stowell and Ms. Wade.

                         , 2006

____________

President,                      Region

Standard Pacific Corp.

15326 Alton Parkway

Irvine, CA 92618

Dear                 :

This letter will serve to confirm your compensation plan for calendar year 2006 (the “Period”) as President of the                      Region (the “Region”), consisting of the                      Divisions of Standard Pacific Corp. (the “Company”), which is as follows:

1.	Your salary will be $ per year, payable semi-monthly.

2.	In addition to your salary, subject to the conditions and limitations set forth below, you will receive an incentive bonus (the “Incentive Bonus”) under our Stock Incentive Plan (the “Plan”) of % of the pre-tax net profits earned by the Region during the Period (including that portion of the pre-tax net profits of Family Lending Services, Inc. attributable to the operations of the Region), after deduction of (A) a parent company overhead burden equal to % of all sales (including unconsolidated joint venture homebuilding and third party land sales) of the Region (the “Parent Company Overhead Burden”) and (B) all other corporate charges allocated to the Region and its divisions from time to time (such as insurance and interest charges).

a.	Your Incentive Bonus will be subject to a cap of $ , with the first $ payable in cash and the remaining $ payable in stock of the Company. The stock (i) will be fully vested when issued, (ii) will be non-transferable for a one year period following the date of issuance, (iii) will be issued on a net basis (i.e. the number of shares to be issued, whether at the Issue Date (as defined below) or at the end of any applicable deferral election, will be reduced for tax withholding at an assumed maximum federal and state tax rate), and (iv) will be subject to such additional terms as the Compensation Committee of the Board of Directors of the Company may determine in its sole discretion. The portion of your Incentive Bonus payable in cash will be paid promptly following completion of the Compensation Committee’s approval of the calculation and amount of the Incentive Bonus (the “Determination Date”). The portion of your Incentive Bonus payable in stock will be paid on the date eleven business days after the Determination Date (the “Issue Date”), with the number of shares to be issued being based on the closing price of the Company’s Common Stock on the NYSE on the Issue Date.

b.	No Incentive Bonus for the Period shall be paid if:

i.	pre-tax net profits earned by the Region for the Period fail to exceed $ , after deduction of the Parent Company Overhead Burden and other corporate charges; or
ii.	you terminate your employment with the Company prior to the end of the Period; or
iii.	you are discharged by the Company for cause prior to the end of the Period.

c.	You may not transfer all or any portion of your Incentive Bonus prior to actual payment.

3.	You will receive an auto allowance of $ monthly.

4.	For purposes of all computations under this letter, the accounting records maintained by the corporate accounting staff covering the Region’s activities shall be conclusive and binding absent manifest error.

5.	Nothing herein shall modify your status as an at-will employee of the Company.

Sincerely,

STANDARD PACIFIC CORP.

Stephen J. Scarborough
Chairman & Chief Executive Officer